Exhibit 4.1

Description of the Registrant's Securities
Registered Pursuant To Section 12 of the
Securities Exchange Act of 1934

As of February 1, 2020, Ingredion Incorporated (the "Company")  has one class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), consisting of its common stock, par value $0.01 per share (the "Common Stock").

The following description of the Common Stock is a summary and does not purport to be complete. The description is subject to and qualified in its entirety by reference to the Company's  Amended and Restated Certificate of Incorporation (the "Certificate of Incorporation") and the Company's  Amended Bylaws (the "Bylaws"), each of which is incorporated by reference as an exhibit to the Annual Report on Form 10-K of which this Exhibit 4.1 is a part. For complete information, you should refer to the texts of the Certificate of Incorporation and the Bylaws, as well as the relevant provisions of the General Corporation Law of the State of Delaware.

Authorized Capital Stock

The Company's  authorized capital stock consists of 200,000,000 shares of Common Stock"" and 25,000,000 shares of preferred stock, par value $0.01 per share  (the "Preferred Stock"). The outstanding shares of the Common Stock are fully paid and nonassessable.

Voting Rights

Holders of Common Stock are entitled to one vote per share on all matters voted on by the stockholders, including the election of directors. The Common Stock does not have cumulative voting rights.

Each director to be elected by stockholders will be elected by the vote of the majority of the votes cast with respect to the director at any meeting for the election of directors at which a quorum is present by the holders of shares present in person or represented by proxy and entitled to vote on the election of directors; provided that if the number of nominees for director exceeds the number of directors to be elected, the directors will be elected by the vote of a plurality of the shares represented in person or by proxy at any such meeting and entitled to vote on the election of directors.

At all meetings of the stockholders, all matters, except for the election of directors, which will be decided as described above, and as otherwise provided in the Certificate of Incorporation, in the Bylaws, or by law, will be decided by the vote of the holders of a majority of the voting power of the outstanding shares of the capital stock of the Company entitled to vote thereon present in person or by proxy, a quorum being present.

Dividend Rights

Subject to the rights of holders of outstanding shares of Preferred Stock, if any, the holders of Common Stock are entitled to receive dividends, if any, as may be declared from time to time by the Board of Directors in its discretion out of funds legally available for the payment of dividends.

Liquidation Rights

Subject to the rights of holders of outstanding shares of Preferred Stock, if any, holders of Common Stock will share ratably in all assets legally available for distribution to the stockholders in the event of any dissolution, dissolution or winding up of the Company, whether voluntary or involuntary.

Other Rights and Preferences

The Common Stock has no sinking fund or redemption provisions or subscription, preemptive, conversion or exchange rights.

Listing

The Common Stock is traded on the New York Stock Exchange under the trading symbol "INGR."

Anti-Takeover Effects of Provisions of Certificate of Incorporation and Bylaws

The Certificate of Incorporation and the Bylaws contain provisions that could have the effect of delaying or deferring a change in control of the Company, including provisions that:

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provide authority for the Board of Directors, acting without stockholder approval, to provide for the issuance of up to 25,000,000 shares of Preferred Stock, in one or more series, with terms and conditions, and having rights, privileges and preferences, to be determined by the Board of Directors;

•	provide that a special meeting of stockholders may be called only on the order of the Chairman of the Board, the Lead Director or the Board of Directors;
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establish advance notice provisions for stockholders to make nominations of candidates for election as directors or to present any other business for consideration at any annual meeting of stockholders;

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provide that no action required to be taken, or which may be taken, at any annual or special meeting of stockholders may be taken without a meeting unless a written consent, setting forth the action so taken, shall be signed by all of the Company's stockholders entitled to vote thereon;

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provide that the number of directors shall not be less than seven or more than 17, with the exact number of directors to be determined from time to time by the affirmative vote by a majority of the directors then in office;

•	provide that any newly created directorship and any vacancy on the board of directors may be filled by a majority of the directors then in office;

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provide that, in determining whether to take or refrain from taking corporate action on any matter, including proposing any matter to the stockholders of the Company, the Board of Directors may take into account the interests of creditors, customers, current and retired employees and other constituencies of the Company and its subsidiaries and the effect upon communities in which the Company and its subsidiaries do business; and

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provide that (a) the affirmative vote of the holders of not less than two-thirds of the voting power of all of the outstanding shares of the Company's capital stock entitled to vote generally in the election of directors, voting together as a single class, is required to alter, amend or repeal any provision of the Certificate of Incorporation (i) establishing the minimum and maximum number of directors, (ii) limiting the ability of stockholders to act by written consent, (iii) authorizing the Board of Directors to adopt a stockholder rights plan, (iv) authorizing the Board of Directors, in determining whether to take or refrain from taking corporate action on any matter, to consider the interests of creditors, customers, current and retired employees and other constituencies of the Company and its subsidiaries and the effect upon communities in which the Company and its subsidiaries do business,  or (v) prescribing this supermajority voting requirement, and (b) the approval of the Board of Directors or the affirmative vote of the holders of not less than 80% of the voting power of all of the outstanding shares of the Company's capital stock entitled to vote generally in the election of directors, voting together as a single class, is required to alter, amend or repeal any Bylaw.